Exhibit 10.38

This Optical Fiber Line Lease and Services Agreement (the “Agreement”) is executed by the following parties in Beijing on [   ], 2008:

Party A: Beijing Blue I.T. Technologies Co., Ltd.

Address: Floor 6, Galaxy Plaza, No.10 Jiuxianqiao Middle Road, Chaoyang District, 100016, Beijing

Legal Representative: Kou Xiaohong

Contact Person: Wang Rui

Telephone: 010-64373399

Party B: Tong Zhen Network Co., Ltd.

Address: 2026, First Floor, No.4989 Qingzhao Road, Qingpu District, Shanghai

Legal Representative: Xing Min

Contact Person:

Telephone: 52663636-817

Whereas:

1. Party B owns the ownership and use right of a fibre cable which runs through Beijing—Tianjin—Xuzhou—Hefei—Shanghai—Hangzhou and the length of which is about 2,348.53 kilometers;

2. Party A intends to lease 2 fibre cores of the above fibre cable and the corresponding use right, and Party B agrees to lease one pair (2 cores) long-distance bare fibre core network in accordance with the terms and conditions of this Agreement.

Party A and Party B agree to reach the following agreement through friendly consultations and in the principles f equality, mutual benefit, mutual trust and common development.

Article I          Definitions

Unless otherwise defined in this Agreement, the following terms in this Agreement have the following meanings:

1.1      Bare Fibre: means the optical fibre in the fibre cable, which has not been used by any equipment.

1.2      Lighted Fibre: means the fibre that has been connected through optical transmission equipment such as DWDM equipment or other SDH.

1.3      Physical Route of the Leased Fibre: means Beijing—Tianjin—Xuzhou—Hefei—Shanghai—Hangzhou, the total length of which is 2,348.53 kilometers, please refer to Schedule I for details.

1.4      Delivery of the Leased Fibre:

1)    Party B shall deliver a fibre parameter table for each segment of fibre, such parameters shall satisfy relevant standards of ITU-T and of the nation and the industry, and shall be recognized by Party A;

2)    Party B shall provide a distance table and attenuation indicators for each segment of fibre, such indicators shall satisfy relevant standards of ITU-T and of the nation and the industry, and shall be recognized by Party A;

3)    Party B shall provide a type table for each segment of fibre, which shall be recognized by Party A;

4)    The above materials shall be organized by Party B into a full set of written version and a full set of electronic version and be submitted to Party A, based on such materials, Party A will adopt the method of segment-by-segment testing, inspection and acceptance to inspect and accept the Leased Fibre.

1.5      Affiliate: with respect to a specific entity, means (a) any other entity that directly or indirectly controls, is controlled by, or is under the common control with such entity; (b) any other entity that directly or indirectly owns or holds 50% or more of the equity interest of such entity; (c) any other entity that directly or indirectly owns or holds 50% or more of the voting rights or other rights of such entity.  Entity means any enterprise, commercial firm, corporate, limited liability company, trust, group, joint venture, organization, governmental department or entities of any other kind, and the successors and assignees of any of the above entities.

1.6      One-Station Service: means Party B will coordinate and complete the services of Party A’s Leased Fibre at all stations.

1.7      Fibre Rent: means the total amount of the Leased Fibre rent during the Lease Period set forth in Article IV of this Agreement.

1.8      Network Cutover: means activities such as necessary modification, adjustment, movement and improvement to the current fibre cable and system, due to project construction and network construction, so as to realize the internal network of Party A.

Article II         Lease Object

2.1          Party A leases Party B’s fibre (the “Leased Fibre”), which is of G652 standards, only for the use of Party A’s internal network and its own business (including but not limited to its current CDN and IDC business).  The Leased Fibre must satisfy the standards of GBT_15972.4-1998 and GB9771, and please refer to Schedule II for information such as the specifications and standards of the Lease Fibre.

2.2      When Party A has new needs for lease of fibre, it shall submit to Party B separately, and Party B will determine based on the availability of fibre.  As a principle, the price of the newly leased fibre shall not be higher than the price under this Agreement.

2.3      The detailed Physical Route of the Leased Fibre is set forth in Schedule I.

2.4      The current Leased Fibre is a mixture of one-core fibre and two-core fibre, please refer to Schedule I for details. Party B undertakes when conditions are satisfied to provide services by two-core fibre for cities and stations currently covered with one-core fibre, it shall immediately and unconditionally provide all services with two-core fibre, and cover all served cities and stations, and shall not reduce the service standards set forth in this Agreement.

Article III       Rights, Obligations of the Parties and Quality Guarantees

3.1          Party A’s Rights and Obligations

3.1.1       As Party B’s client, Party A is entitled to the “One-Station Service” provided to big client by Party B.

3.1.2       If Party A encounters any technical problems during its use of the Leased Fibre, it can claim such problems to Party B, or Party B’s subsidiary or branch nearby.  Party B or its nearby subsidiary or branch shall, within one hour from receiving the claim, appoint professional technical personnel to provide remote resolution (including but not limited to telephone or email) for such problems or dispatch personnel to provide resolution on-site.

3.1.3       Party A shall ensure that the relevant telecommunication equipment connected to the Leased Fibre complies with the quality standards and technical requirements of the competent national authority, and has obtained network access license.  Party A’s usage of the Leased Fibre shall comply with relevant PRC laws.

3.1.4       Party A shall pay for the Fibre Rent on time.

3.1.5       During the period of commissioned maintenance and management of the cable, Party A’s relevant personnel may have access to the commissioned maintenance and management machine room with valid credentials provided by Party B, but Party A’s personnel shall not make any other operation on position not allocated to Party A.

3.2          Party B’s Rights and Obligations

3.2.1       Party B shall treat Party A as its national key VIP client, provide end-to-end integrated services, and coordinate and realize adjustment of the full-distance Leased Fibre with acceptance of claim at one point.  If, due to reasons such as major repair of the fibre cable, or cut-over of the fibre cable, Party B needs to suspend the Leased Fibre, it shall notify Party A two business days in advance.  If Party B suspends Party A’s Leased Fibre in order to make construction on the fibre cable, it shall provide alternative fibre to Party A as possible as it can to ensure the expedite communication of Party A.  If Party A does not make any written request within one business day after receiving the suspension notification from Party B, it shall be deemed to have consented.  If needed by Party A, Party B shall provide local connection fibre cable (fibre) for Party A to lease, and assist the connection work of the leased fibre of Party A, the details of which shall be negotiated by the parties.

3.2.2       Within 45 business days after the execution of this Agreement, Party B shall cooperate with Party A to complete the survey of the Leased Fibre and shall complete the Delivery of the Leased Fibre, both parties shall execute a delivery completion quality inspection and acceptance report.  From the date of completion of the Delivery of the Leased Fibre or the date of execution of the delivery completion quality inspection and acceptance report (subject the determinable earlier date of the above), Party A shall own the exclusive right to use the delivered Leased Fibre, and Party B shall not lease the Leased Fibre to any third parties.

3.2.3       Party B shall provide daily maintenance and trouble shooting for the Leased Fibre.  If Party A encounters any problems about the Leased Fibre during its use of the Leased Fibre, Party B shall deal with such problems promptly to ensure the normal use by Party A; if the Leased Fibre cannot satisfy the technical indicators set forth in this Agreement due to quality deterioration caused by aging, repair or transformation, after being verified and confirmed by both parties, Party B shall, on its own initiative, change other Bare Fibre with the same route for Party A, the changing log of the fibre shall be supplementary document to this Agreement and an integral part of this Agreement.  The change of the fibre shall not affect the rights and obligations of the parties defined in this Agreement.

3.2.4       Party B undertakes that it has the ownership of the fibre and fibre network referred to in this Agreement, has the right to execute this Agreement, and has the ability and qualification to perform the obligations and terms of this Agreement.

3.2.5       During the period of commissioned maintenance and management of the cable, Party B’s personnel shall, upon reasonable request by Party A’s maintenance personnel, handle access credentials to the commissioned maintenance and management machine room.

3.3          Quality Guarantees

3.3.1       Party B undertakes that the technical indicators of the long-distance and connection fibre provided to Party A comply with the standards and provisions of Schedule II to this Agreement.

3.3.2       Party A’s claim of non-compliance of the Leased Fibre shall be in writing, and Party B shall make written reply within 12 hours after service of Party A’s claim (which shall at least include confirmation of the starting time of the quality problem of the Leased Fibre, resolutions and estimated time for such revolutions etc.), and report to Party A about the disposal status within 15 days.

3.3.3       The starting time of the quality problems of the Leased Fibre shall be recorded in Party A’s claim and shall be subject to Party B’s confirmation in its written reply, the resolved time shall be subject to the time provided by Party B and confirmed by Party A in writing.

3.3.4       If Party A and Party B dissent in relevant quality problems of the Leased Fibre, the test results of a third party mutually recognized by both parties prevail.

3.3.5       Party B is responsible to repair or change, as soon as possible, the non-complying Leased Fibre after the quality problem occurs.

Article IV       Total Fibre Rent and Payment

4.1          Before Payment of each Fibre Rent by Party A, Party B shall issue to Party A formal invoice in the amount equal to the Fibre Rent to be paid.

4.2          Fibre Rent: Party A exclusively leases the Leased Fibre of Party B, the total length of which is 2,348.53 kilometers, and which starts from Beijing and ends at Hangzhou, running through Tianjin, Xuzhou, Hefei and Shanghai; the Lease Period is 20 years, and the total Fibre Rent (the “Fibre Rent”) during the Lease Period is RMB13,100,000, or RMB5,578 per pair of fibre cores per kilometer.  Party A owns the exclusive right to use the above Leased Fibre, and the above Fibre Rent shall be paid within three years in four installments:

4.2.1       Within 10 business days after the execution of this Agreement, and after Party A receives the formal invoice issued by Party B, Party A shall pay the first installment to Party B, which is 15% of the Fibre Rent, or RMB1,965,000;

4.2.2       After Party A and Party B conduct the quality inspection and acceptance to the above Leased Fibre, within 10 business days after both parties execute the quality inspection and acceptance report and after Party A receives the formal invoice issued by Party B, Party A shall pay the second installment to Party B, which is 15% of the Fibre Rent, or RMB1,965,000.  The drafting and execution of the quality inspection and acceptance report shall be implemented in accordance with the schedule and standards set forth in Schedule II to this Agreement, but the implementation date of the quality inspection and acceptance shall not be later than June 1, 2008;

4.2.3       Within 10 business days after 12 months have passed from the execution date of the quality inspection and acceptance report, provided that the Leased Fibre operates normally and no material breakdown has occurred, which shall be confirmed by both parties in writing, after Party A receives the formal invoice issued by Party B, Party A shall pay the third installment to Party B, which is 40% of the Fibre Rent, or RMB5,240,000;

4.2.4       Within 10 business days after 24 months have passed from the execution date of the quality inspection and acceptance report, provided that the Leased Fibre operates normally and no material breakdown has occurred, which shall be confirmed by both parties in writing, after Party A receives the formal invoice issued by Party B, Party A shall pay the last installment to Party B, which is 30% of the Fibre Rent, or RMB3,930,000.

4.3          Both parties agree, once the PRC laws, regulations and policies permit and allow Party A to own and operate the Leased Fibre, Party A is entitled to decide whether to purchase the Leased Fibre, which needs to be confirmed by Party B in writing.  If Party A intends to purchase the Leased Fibre, Party B shall assist Party A to conduct the ownership transfer formalities of the Leased Fibre, and the purchase price of the Leased Fibre shall be the total Fibre Rent; if Party A has already paid all of the total Fibre Rent under this Agreement, it shall be under no obligation to pay any additional purchase price; if Party A has not paid all of the total Fibre Rent under this Agreement, after conducting the ownership transfer formalities of the Leased Fibre, Party A shall pay a purchase price which equals to the unpaid Fibre Rent in accordance with the schedule set forth in Section 4.2.

4.4          Considering the above Section 4.2, Party B shall not, within the Lease Period of the Agreement and any extended period thereof, transfer, sell, lease or mortgage the Leased Fibre to any third parties other than Party A, or dispose of the Leased Fibre by any other means.

4.5          If Party A decides not to lease the Leased Fibre after the expiration of the Lease Period under this Agreement, it shall notify Party B of such one month before the expiration of the Lease Period hereof, and this Agreement will terminate upon the expiration of the Lease Period.

4.6          The termination of this Agreement does not affect the rights and obligations that have been incurred before such termination.

Article V         Confidentiality

5.1          Without prior written consent by both parties, neither party may provide or disclose this Agreement (including but not limited to its contents and existence) as well as any materials and information regarding the other party’s business which are obtained with respect to the execution and performance of this Agreement (the “Confidential Information”) to any third parties, provided that, the aforementioned provision does not apply to disclosure of Confidential Information to its Affiliates and employees for the execution and performance of this Agreement, where the Confidential Information is only disclosed to those persons or entities who need to know such materials and information to perform their duties.

5.2          Any party is not subject to the above restrictions of confidentiality obligation with respect to the following Confidential Information under the following circumstances: (1) such information has been known to the public; (2) such information discovered or developed by the receiving party without reference to the Confidential Information of the disclosing party; (3) such information known by the receiving party without its own fault; or (4) such information required to be disclosed by laws or court.

5.3          This Article V is effective within 5 years after the termination of this Agreement.

Article VI       Liability of Breach

6.1          Any party’s failure to perform its obligations under this Agreement shall be deemed a breach of contract.  The breaching party shall bear all losses caused to the other party due to its breach.

6.2          If Party A defaults to pay the Fibre Rent, it shall pay a late fee of 0.05% of the overdue amount for every one week in default.  If the default continues more than 30 days, Party B is entitled to suspend the service until Party A pays the Fibre Rent, without releasing Party A’s obligation to pay the overdue amount and late fees.  If Party A’s default is caused by the delay in issuing bills or mistake in issuing invoices on the part of Party B, then Party B shall not deem Party A as default and shall not charge late fees to Party A, and Party B shall promptly provide bills, verify the fees with Party A, issue invoices and assist to adjust and resolve the above problems.

6.3          During the period in which the Leased Fibre is put to use, if due to Party B’s reasons (other than reasons caused by Party A’s channels, in-building channels and self-maintained equipment), Party B cannot provide telecommunication services to Party A in accordance with the time and quality set forth in this Agreement, for every one week in default or of failure to provide telecommunication services, Party B shall pay liquidated damages of 0.05% of the base month rate of relevant services, until the services are provided; Party A shall continue to perform this Agreement, and the liquidated damages owed by Party B shall be deducted from the month rate of the first month after the fibre cable is put to use; if the fibre cable cannot be put to use within three months after the deadline for beginning the services, Party A is entitled to unilaterally terminate this Agreement, and Party B shall refund all fees that have been paid by Party A.

6.4          Notwithstanding any provisions to the contrary, neither party is responsible to the other party for any loss of incomes or profits, unrealized foreseeable savings, loss of goodwill and loss of data etc., which are caused by activities under this Agreement.

6.5          The liquidated damages of Party A and Party B shall be settled within 3 months after the occurrence of the event of breach.  If the parties cannot complete such settlement, both parties are entitled to resolve in accordance with Article VII of this Agreement.

6.6          Any party’s non-exercise or delay in exercise of any rights or remedies set forth in this Agreement shall not constitute or be deemed as a waiver; any single or partial exercise of the above rights and remedies shall not prejudice further exercise of such rights and remedies.

Article VII      Applicable Laws and Dispute Resolution

7.1          This Agreement is governed by the laws of the People’s Republic of China.

7.2          Any disputes arising from this Agreement shall be resolved by the parties through friendly negotiation.  If negotiation fails, either party may submit such dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its then current arbitration rules.  The arbitration shall be conducted in Chinese.  The arbitration awards are final and binding on both parties.  The arbitration fees shall be borne by the losing party.

7.3          While any disputes or arbitrations are pending, other than the matters in dispute, the parties shall continue to perform the remaining parts of this Agreement that are not involved in the disputes or arbitrations.

Article VIII    Force Majeure

“Force Majeure” means any objective circumstance that cannot be foreseen, avoided or overcome, including but not limited to earthquakes, typhoons, floods, fires, other serious natural disaster, wars, strikes, governmental actions.

If both parties cannot perform or fully perform the obligations under this Agreement due to Force Majeure, both parties will not be responsible to each other.  However, the parties encountering Force Majeure shall, within 15 days after the occurrence of the Force Majeure, report to the other party in writing, and provide relevant proofs.  Within reasonable time after elimination of the effect of the Force Majeure, the party or parties shall continue to perform this Agreement.  If the Force Majeure causes the inability or unnecessity to perform this Agreement, the Agreement may be terminated by both parties.

Article IX       Lease Period and Extension

9.1          The lease period of this Agreement is 20 years (the “Lease Period”).  This Agreement is effective upon being signed and stamped by authorized representatives of both parties.  The Lease Period agreed upon by both parties runs from the date on which a 15-day testing period has passed from the date when equipment is completely installed.

9.2          Within 12 months before the Lease Period expires, Party A is entitled to notify Party B in writing to extend this Agreement.  Unless otherwise agreed by both parties, the contents of the written extension notification shall be substantially the same with the Lease Agreement Extension Notice attached as Schedule III to this Agreement.  From the date on which Party B receives Party A’s written notification, unless otherwise agreed by the parties, the lease relationship between both parties shall be automatically extended in accordance with the term and rent set forth in Party A’s written notification.  When the extended term expires, Party A is entitle to extend again with identical written notification.

Article X         Miscellaneous

10.1        If any provision of this Agreement becomes invalid, ineffective, or unenforceable at any time without fundamentally affecting the effectiveness of this Agreement, the remaining provisions of this Agreement shall not be affected and shall continue to be effective.

10.2        Without confirmation in writing by both parties, neither party may amend or modify this Agreement.

10.3        The titles to each articles and sections of this Agreement are only for reference, and shall not affect the interpretation and application of this Agreement, and the parties’ rights and obligations shall be determined according to the contents of such articles and sections.

10.4        Without prior written consent by the other party, neither party may use or imitate the other party’s business name, trademark, icon, service mark, symbol, code, type or abbreviation in the form of advertisement or on public occasions, nor may either party claim the ownership or license to the other party’s business name, trademark, icon, service mark, symbol, code, type or abbreviation.

10.5        Nothing in this Agreement shall be deemed or interpreted as establishing any joint venture, partnership or agency relationship between both parties.

10.6        This Agreement is in four copies, each party holding two copies.  This Agreement supersedes and replaces all oral or written summary, memoranda and agreements between both parties with respect to the subject matter of this Agreement.

10.7        The schedules to this Agreement are integral parts of this Agreement, and have the same legal effect with the terms and conditions of this Agreement.  If there are any conflicts between the terms and conditions of this Agreement and the terms and conditions of the schedules hereto, the terms of this Agreement prevail.

10.8        All notices relevant to this Agreement or its performance by both parties shall be sent to the addresses set forth in this Agreement, in writing or by fax or similar method confirmed by both parties.  Notices in writing shall be sent by courier service with good reputation.  If fax or similar method is used, the notice date shall be the date on which such notice is sent, if courier service is used, the notice date shall be the date of dispatch, which shall be determined by the postmark.

The notice addresses of both parties are as follows:

Party A: Beijing Blue I.T. Technologies Co., Ltd.

Address: Floor 6, Galaxy Plaza, No.10 Jiuxianqiao Middle Road, Chaoyang District, 100016, Beijing

Contact Person: Wang Rui

Telephone: 010-64373399

Fax: 010-64374251

Zip-code: 100016

Party B: Tong Zhen Network Co., Ltd.

Address: 2026, First Floor, No.4989 Qingzhao Road, Qingpu District, Shanghai

Contact Person:

Telephone: 52663636-817

Fax:

Zip-code:

Schedules to this Agreement:

Schedule I: Physical Route and Configuration of the Leased Fibre

Schedule II: Standards for Delivery and Quality Inspection and Acceptance of the Leased Fibre

Schedule III: Lease Agreement Extension Notice (Sample)

Party A:	Party B:

Beijing Blue I.T. Technologies Co., Ltd.	Tong Zhen Network Co., Ltd.

Legal Representative or Authorized Representative (signature):	Legal Representative or Authorized Representative (signature):

/s/Kou Xiaohong	/s/Huang Zhiping

Name: Kou Xiaohong	Name: Huang Zhiping

April 10, 2008

Schedule I: Physical Route of the Leased Fibre

Beijing—Jinan—Xuzhou—Hefei—Shanghai—Hangzhou

Fibre Cable Distance Table

No.	Station	Cable Distance	Type of Cable	Cable Distance	Type of Cable
1	Fangzhuang		One-core fibre		Two-core fibre
2	Yangcun	82.70		0.00
3	Tianjin	66.07		0.00
4	Tangguantun	65.12		73.41
5	Cangzhou	71.82		67.53
6	Dongguang	67.48		76.37
7	Dezhou	69.56		62.19
8	Yucheng	78.50		79.89
9	Jinan	65.76		68.29
10	Taian	110.85		112.40
11	Qufu	95.57		96.31
12	Tengzhou	73.11		73.85
13	Taoguan	58.49		59.22
14	Xuzhou	83.57		0.00
15	Huaibei	74.29		0.00
16	Suzhou	66.25		0.00
17	Bangbu	103.09		0.00
18	Huainan	78.95		0.00
19	Zhuxiang	65.08		0.00
20	Hefei	72.05		0.00
21	Dashu	79.85		0.00
22	Chuzhou	61.35		0.00
23	Nanjing	72.01		0.00
24	Baohua	77.28	One-core fibre	46.79	Two-core fibre
25	Danyang	92.39		87.49
26	Changzhou	90.92		66.00
27	Wuxi	77.52		56.69
28	Suzhou	96.63		57.94
29	Qingpu	90.00		52.00
30	Shanghai	95.41		100.00
31	Jiaxing	0.00		117.30
32	Hangzhou	0.00		102.81

Total		2281.65	One-core full distance	1456.47	Two-core full distance
Sub-total		1661.51	One-core used	687.02	Two-core used
Cable Distance under the Agreement		2348.53 Kilometers

Schedule II: Standards for Delivery and Quality Inspection and Acceptance of the Leased Fibre

G652 Optical Fibre Inspection and Acceptance Standards

Property	Operation Wavelength	Cut-off Wavelength cc (nm)	Chromatic dispersion (ps/km.nm)	Attenuation Features	PMD	Optical Section Attenuation Changes

Required values	1280 ~ 1625	c<1250 cj<1250	generally required CD factor for 1550nm window <18ps/nm.km	AF for 1310nm window, single disc G.652 fibre < 0.40dB/km	PMD for optical amplifier section < 0.2	< 3dB
			generally required maximum zero CD slope <0.093 ps/nms.km	AF for 1550nm window, single disc G.652 < 0.25dB/km

Schedule III: Lease Agreement Extension Notice (Sample)

Tong Zhen Network Co., Ltd. (or other entity or individual inheriting its rights and obligations):

According to Section 9.2 of the Optical Fiber Line Lease and Services Agreement executed by Tong Zhen Network Co., Ltd. and us on [   ], 2008, we decide to extend the lease agreement with your company. The term of the new lease agreement will be from [   ], 2028 to [   ], 2048, and the total rent thereunder will be RMB1000.  Within 12 months before expiration of the new lease agreement, we are entitled to decide whether to extend the lease agreement with your company, the extended term shall not exceed 10 years, and the rent shall be RMB50 per year.  The provisions in the original Optical Fiber Lease and Services Agreement, except for those conflicting with this notice, shall continue to apply.

According to Section 9.2 of the Optical Fiber Lease and Services Agreement, the extension of the lease agreement is automatically effective upon this notice arriving at the address of your company.

Beijing Blue I.T. Technologies Co., Ltd.

(or other entity or individual inheriting its rights and obligations)